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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                       SEPTEMBER RESULTS VS. PLAN               Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                          September 1994     Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $28.3    $30.7    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                        (0.3)     2.7    (12.0)    (9.2)
   Non-Cash Income Tax Expense (Benefit)    (0.1)     1.3     (5.0)    (3.6)
   Other                                    (0.6)     0.5      3.9      4.5
                                        ------------------------------------
Cash from Operations                        (1.0)     4.5    (13.1)    (8.3)

Changes in Working Capital:
   FIFO Inventory (increase) decrease      (46.1)   (32.4)  (112.7)   (81.4)
   Trade Payables increase (decrease)       20.2     23.7     70.7     47.2
   All Other                               (10.6)   (11.3)   (15.9)   (21.1)
                                        ------------------------------------
Net Changes in Working Capital             (36.5)   (20.0)   (57.9)   (55.3)

Capital Expenditures                        (4.2)    (2.5)   (19.9)   (28.8)

(Incr) Decr. in Rest. Cash & Cash Equiv.     0.1      0.2     55.3     57.7

Other:
   Short-Term Borrow. (Pymts) - Revolver    46.0     15.0    142.8    125.0
   Payments of Capital Leases               (0.4)    (0.3)    (2.6)    (2.5)
   Payments on Long-Term Debt               (0.7)    (0.3)   (81.8)   (80.0)
   Increase in Deferred Financing Costs     (0.1)       -     (7.8)    (7.4)
                                        ------------------------------------
Total Other                                 44.8     14.4     50.6     35.1
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)        3.2     (3.4)    15.0      0.4
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $31.5    $27.3    $31.5    $27.3
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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